AMENDMENT TO
SYNNEX CORPORATION
DEFERRED COMPENSATION PLAN
In accordance with Section 5.4 of the SYNNEX Corporation Deferred Compensation Plan, as amended (the “Plan”), the Plan is amended by the Compensation Committee of SYNNEX Corporation, effective January 4, 2012, as follows:
1. Section 3.4 of Part A of the Plan, and Section 3.4 of Part B of the Plan, are each amended and restated to provide in their entirety as follows (new language in italics):
“3.4 Crediting of Earnings on Accounts. Earnings will be credited to the Participant’s Account on a reasonable basis established by the Compensation Committee. The Compensation Committee will establish procedures for allowing the Participant to designate one or more investments as the measure of the investment return on the Participant’s Account, provided that such investments shall be limited to actively traded securities reported on recognized exchanges, bank deposits, and other investments with readily verifiable valuations. The Participant’s Account shall be adjusted to reflect earnings (and losses) of the investment(s) so designated. The Compensation Committee may alter any such procedures at any time. The Company is under no obligation to invest any funds in accordance with the Participant’s designations. The investment returns shall simply be book entries to the Participant’s Account. To the extent the Company should in fact acquire one or more of the designated investments, those investments shall at all times remain part of the Company’s general assets.
(a) If the Participant does not designate one or more investments as the measure of the investment return on the Participant’s Account, the Participant’s Account will be credited with interest at a rate to be determined by the Compensation Committee.
(b) The Company will credit the Participant’s Account with earnings or losses as of the last day of each month, and as of any other date specified by the Compensation Committee. The earnings or losses to be credited to the Participant’s Account for any period will be an amount equal to the total of the earnings and losses which would have been credited to the Participant’s Account if such account had actually been invested in the investment vehicles described in the paragraph above.”
2. Except as amended hereby, all other terms and conditions of the Plan shall remain in full force and effect.

To record the amendment of the Plan by the Board of Directors, SYNNEX Corporation has caused this document to be executed by its duly authorized officer.

SYNNEX CORPORATION
By:     /s/ Simon Y. Leung
Name: Simon Y. Leung
Title:     Senior Vice President, General Counsel and Corporate Secretary